Exhibit 99.1
Carbonite Announces Third Quarter 2011 Financial Results
Bookings of $20.5 million increases 45% compared to third quarter of 2010
Revenue of $15.9 million increases 54% compared to third quarter of 2010
BOSTON, MA — Nov. 9, 2011 - Carbonite, Inc. (NASDAQ: CARB), a leading provider of online backup solutions for consumers and small and medium sized businesses, today announced financial results for the quarter ended September 30, 2011.
David Friend, Chairman and Chief Executive Officer of Carbonite, stated, “This was a strong quarter for Carbonite with revenue increasing 54% year over year. Our founding premise, that every device that creates or stores data needs backup and online backup is the best way to do it, continues to prove out in our marketplace. Our solution is easy to use, affordable, trusted and secure. It continues to gain significant traction, allowing us to extend our leadership position.”
Friend added, “We are pleased to have completed our successful IPO in August. This is an important milestone in the Company’s development and further builds on our brand awareness and increases the resources we have to continue to drive growth and expand our market share.”
Financial and Operating Metrics for the Third Quarter Ended September 30, 2011
•	Bookings for the third quarter of 2011 were $20.5 million, an increase of 45% from 14.1 million in the third quarter 2010.
•	Revenue for the third quarter of 2011 was $15.9 million, an increase of 54% from $10.3 million in the third quarter of 2010.
•	Gross margin for the third quarter of 2011 was 61.6%, compared to 58.7% in the third quarter 2010.
•	Net loss for the third quarter of 2011 was ($7.4) million, compared to ($6.7) million in the third quarter 2010.
•	Net loss per share attributable to common stockholders for the third quarter 2011 was ($0.47) per share (basic and diluted), compared to a net loss of ($1.52) per share (basic and diluted) in the third quarter of 2010.
•	Non-GAAP net loss for the third quarter of 2011, which excludes amortization expense on intangible assets, stock-based compensation expense and patent litigation expense was ($6.6) million, compared to ($6.5) million in the third quarter of 2010.
•	Non-GAAP net loss per share for the third quarter 2011 was ($0.26), compared to a Non-GAAP net loss per share of ($0.27) in the third quarter of 2010.
•	Cash flow from operations for the third quarter of 2011 was $1.9 million, compared to ($1.5) million in the third quarter 2010.
•	Free cash flow for the third quarter of 2011 was ($489,000) compared to ($4.5) million in the third quarter 2010.
•	Cash and cash equivalents were $71.7 million as of September 30, 2011, compared to $16.2 million as of June 30, 2011 and $13.9 million as of December 31, 2010. The increase in cash was primarily the result of approximately $55.7 million in net proceeds that were raised through the Company’s initial public offering, which was completed on August 16, 2011.

•	Total customers at the end of the third quarter of 2011 increased 34% to 1,164,000 from 869,000 at the end of the third quarter of 2010.
•	Quarterly retention rates for the third quarter of 2011 were in the 96% to 97% range, consistent with prior quarters since 2009. The retention rate for the quarter excludes the forced attrition of approximately 20,000 customers as a result of a terminated channel relationship.
An explanation of non-GAAP measures is provided under the “Non-GAAP Financial Measures” below and reconciliation to the most comparable GAAP measure is provided in the tables at the end of this press release.
Recent Business Highlights:
•	Completed the transition of customer support from overseas third-party providers to Carbonite’s domestic location. The Company successfully hired and trained employees to staff its new support center in Lewiston, Maine. The Company now supports all customer interactions using U.S. based resources, including those interactions that were formerly outsourced to third-party providers in India.
•	Announced the availability of new solutions for its consumer and home office customers. The new offerings complement the Company’s current Carbonite Home solution by including additional features and expanded functionality. Carbonite HomePlus includes full system backup, as well as backup and restore features for external hard drives. Carbonite HomePremier also includes automatic online backup for video files and a recovery-by-mail feature.
•	Announced Carbonite was named to the Inc. 500/5000 list, an exclusive ranking of the nation’s most entrepreneurial and fastest growing companies in America, for the second consecutive year.
•	Announced the appointment of Oussama El-Hilali as Senior Vice President of Engineering. With more than 20 years of experience in software development, data protection and data integrity, El-Hilali is building and managing the Company’s engineering organizations and overseeing new product development.
Business Outlook
Based on information available as of November 9, 2011, Carbonite is issuing guidance for the fourth quarter and full year 2011 as follows:
Fourth Quarter 2011: The Company expects total revenue for the fourth quarter to be in the range of $16.5 million to $16.9 million and non-GAAP net loss per common share to be in the range of ($0.22) to ($0.23). Carbonite’s expectations of non-GAAP net loss per diluted common share for the fourth quarter exclude stock-based compensation expense, patent litigation expense and amortization expense on intangible assets and assume a tax rate of 0% and weighted average shares outstanding of approximately 25.1 million.
Full Year 2011: The Company expects 2011 total revenue to be in the range of $59.7 million to $60.1 million and non-GAAP net loss per diluted common share to be in the range of ($0.85) to ($0.86).

Carbonite’s expectations of non-GAAP net loss per common share for the full year excludes stock-based compensation expense, patent litigation expense and amortization expense on intangible assets and assumes a tax rate of 0% and weighted average shares outstanding of approximately 25.0 million.
Conference Call and Webcast Information
Carbonite will host a conference call on November 9, 2011, at 5:00 p.m. Eastern Time (ET) to discuss the Company’s third quarter financial results and its business outlook. To access this call, dial 888-428-9490 (domestic) or 719-325-2388 (international). A replay of this conference call will be available until November 16, 2011 at 877-870-5176 (domestic) or 858-384-5517 (international). The replay pass code is 5365430. A live web cast of this conference call will also be available in the investor relations section on the Company’s website at http://investor.carbonite.com, and a replay will be archived on the website as well.
Non-GAAP Financial Measures
This press release contains non-GAAP financial measures including bookings, non-GAAP net loss and non-GAAP net loss per share, and free cash flow. Bookings represent the aggregate dollar value of customer subscriptions received during a period and are calculated as revenue recognized during the period plus the change in total deferred revenue during the same period. Non-GAAP net loss and Non-GAAP net loss per share excludes amortization expense on intangible assets, stock-based compensation expense and, patent litigation expenses from net loss and gives effect to the conversion of preferred stock and issuance of common stock in connection with the Company’s initial public offering as if both had happened at the beginning of the period. Free cash flow is calculated by subtracting cash paid for the purchase of property and equipment from net cash provided by operating activities.
The Company believes that these non-GAAP measures of financial results provide useful information to management and investors regarding certain financial and business trends relating to the Company’s financial condition and results of operations. The Company’s management uses these non-GAAP measures to compare the Company’s performance to that of prior periods and uses these measures in financial reports prepared for management and the Company’s board of directors. The Company believes that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing the Company’s financial measures with other software-as-a-service companies, many of which present similar non-GAAP financial measures to investors.
The Company does not consider these non-GAAP measures in isolation or as an alternative to financial measures determined in accordance with GAAP. The principal limitation of these non-GAAP financial measures is that they exclude significant items that are required by GAAP to be recorded in the Company’s financial statements. In addition, they are subject to inherent limitations as they reflect the exercise of judgments by management in determining these non-GAAP financial measures. In order to compensate for these limitations, management of the Company presents its non-GAAP financial measures in connection with its GAAP results. The Company urges investors to review the reconciliation of its non-GAAP financial measures to the comparable GAAP financial measures, which it includes in press releases announcing quarterly financial results, including this press release, and not to rely on any single financial measure to evaluate the Company’s business.

About Carbonite, Inc.
Carbonite, Inc. (NASDAQ: CARB), is a leading provider of online backup solutions for consumers and small and medium sized businesses. Subscribers in more than 100 countries rely on Carbonite to provide easy-to-use, affordable, unlimited and secure online backup solutions with anytime, anywhere data access. Carbonite’s online backup solution runs on both the Windows and Mac platforms. The Company has backed up more than 100 billion files, restored more than seven billion files and currently backs up more than 200 million files each day. For more information, please visit www.carbonite.com, twitter.com/carbonite, twitter.com/carbonitebiz, or facebook.com/CarboniteOnlineBackup.
Cautionary Language Concerning Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to statements regarding the Company’s ability to develop and launch new products, the transition of customer support to domestic Company resources, the overall market demand for online backup services, and the Company’s financial guidance for the fourth quarter of 2011 and for the full year 2011. These forward-looking statements are made as of the date they were first issued and were based on current expectations, estimates, forecasts and projections as well as the beliefs and assumptions of management. Words such as “expect,” “anticipate,” “should,” “believe,” “hope,” “target,” “project,” “goals,” “estimate,” “potential,” “predict,” “may,” “will,” “might,” “could,” “intend,” variations of these terms or the negative of these terms and similar expressions are intended to identify these forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond the Company’s control. The Company’s actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to the Company’s ability to profitably attract new customers and retain existing customers, the Company’s dependence on the market for online computer backup services, adverse economic conditions in general, the Company’s ability to manage growth, and other risks detailed in the Company’s prospectus filed with the Securities and Exchange Commission on August 10, 2011 pursuant to Rule 424(b)(4), which is available on www.sec.gov. Past performance is not necessarily indicative of future results. The forward-looking statements included in this press release represent the Company’s views as of the date of this press release. The Company anticipates that subsequent events and developments will cause its views to change. The Company undertakes no intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this press release.

Carbonite, Inc.
Consolidated Condensed Statement of Operations (unaudited)
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Revenue	$15,926	$10,322	$43,168	$27,007
Cost of revenue	6,109	4,261	16,420	11,710

Gross profit	9,817	6,061	26,748	15,297

Operating expenses:
Research and development	4,336	3,008	12,046	7,981
General and administrative	1,841	879	4,719	2,912
Sales and marketing	11,078	8,869	27,436	25,333

Total operating expenses	17,255	12,756	44,201	36,226

Loss from operations	(7,438)	(6,695)	(17,453)	(20,929)

Interest and other income, net	22	37	48	158

Net loss	(7,416)	(6,658)	(17,405)	(20,771)

Accretion of redeemable convertible preferred stock	(23)	(53)	(128)	(158)

Net loss attributable to common stockholders	$(7,439)	$(6,711)	$(17,533)	$(20,929)

Net loss per share attributable to common stockholders: basic and diluted	$(0.47)	$(1.52)	$(2.01)	$(4.77)

Weighted average shares outstanding used in computing per share amounts: basic and diluted	15,955,532	4,414,373	8,707,865	4,383,615

Carbonite, Inc.
Consolidated Condensed Balance Sheets (unaudited)
(In thousands)

	September 30,	December 31,
	2011	2010
Assets
Current assets
Cash and cash equivalents	$71,662	$13,855
Short-term investments	—	10,000
Accounts receivable, net	868	644
Prepaid expenses and other current assets	1,770	551

Total current assets	74,300	25,050

Property and equipment, net	19,825	15,818
Other assets	227	73
Acquired intangible assets, net	1,121	—
Goodwill	1,514	—

Total assets	$96,987	$40,941

Liabilities, Preferred Stock, and Stockholders’ Equity
Current liabilities
Accounts payable	$1,841	$4,868
Accrued expenses	7,730	3,947
Current portion of deferred revenue	38,421	28,616

Total current liabilities	47,992	37,431

Deferred revenue, net of current portion	15,433	10,106
Other long-term liabilities	295	297
Redeemable and convertible preferred stock	—	4,404
Convertible preferred stock	—	64,326
Stockholders’ equity
Common stock	251	45
Additional paid-in capital	127,339	2,134
Accumulated deficit	(94,306)	(77,805)
Treasury stock, at cost	(22)	—
Accumulated other comprehensive income	5	3

Total stockholders’ equity (deficit)	33,267	(75,623)

Total liabilities and stockholders’ equity (deficit)	$96,987	$40,941

Carbonite, Inc.
Consolidated Condensed Statement of Cash Flows (unaudited)
(In thousands)

	Nine Months Ended
	September 30,
	2011	2010
Operating activities
Net loss	$(17,405)	$(20,771)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	5,651	3,561
Stock-based compensation expense	963	452
Warrant re-measurement	(8)	13
Changes in assets and liabilities, net of acquisition:
Accounts receivable	(224)	(62)
Prepaid expenses and other current assets	(1,194)	(833)
Other assets	(150)	—
Accounts payable	(3,082)	(529)
Accrued expenses	3,562	1,543
Other long-term liabilities	51	57
Deferred revenue	14,546	11,370

Net cash provided by (used in) operating activities	2,710	(5,199)

Investing activities
Purchases of property and equipment	(9,568)	(7,412)
Proceeds from maturities of short-term investments	10,000	6,807
Purchases of short-term investments	—	(10,069)
Payment for acquisition, net of cash acquired	(1,949)	—

Net cash used in investing activities	(1,517)	(10,674)

Financing activities
Proceeds from issuance of preferred stock	—	750
Proceeds from exercise of stock options	925	168
Proceeds from initial public offering of common stock	55,709	—
Repurchase of common stock	(22)	—

Net cash provided by financing activities	56,612	918

Effect of currency exchange rate changes on cash	2	2
Net increase (decrease) in cash and cash equivalents	57,807	(14,953)
Cash and cash equivalents, beginning of period	13,855	28,276

Cash and cash equivalents, end of period	$71,662	$13,323

Carbonite, Inc.
Reconciliation of GAAP to Non-GAAP Measures (unaudited)
(In thousands, except share and per share amounts)
Calculation of Bookings

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Revenue	$15,926	$10,322	$43,168	$27,007

Add :
Deferred revenue ending balance	53,854	34,514	53,854	34,514
Less :
Beginning total deferred revenue from acquisitions	—	—	586	—
Deferred revenue beginning balance	49,312	30,694	38,722	23,144

Change in deferred revenue balance	4,542	3,820	14,546	11,370

Bookings	$20,468	$14,142	$57,714	$38,377

Calculation of Non-GAAP Net Loss and Non-GAAP Net Loss per Share

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Net loss	$(7,416)	$(6,658)	$(17,405)	$(20,771)

Add back:
Amotization expense on intangible assets	69	—	89	—
Stock-based compensation expense	411	180	963	452
Patent litigation expense	376	12	676	12

Non-GAAP net loss	(6,560)	(6,466)	(15,677)	(20,307)

Weighted average shares outstanding (basic)	15,955,532	4,414,373	8,707,865	4,383,615
Add :
Additional weighted average shares giving effect to initial public offering and conversion of preferred stock at the beginning of the period	9,033,399	19,751,691	16,152,339	19,746,375

Weighted average shares outstanding used in computing Non-GAAP per share amounts	24,988,931	24,166,064	24,860,204	24,129,990

Non-GAAP net loss per share	$(0.26)	$(0.27)	$(0.63)	$(0.84)

Calculation of Free Cash Flow

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Net cash provided by (used in) operating activities	$1,889	$(1,476)	$2,710	$(5,199)

Subtract:
Purchase of property and equipment	2,378	3,036	9,568	7,412

Free cash flow	$(489)	$(4,512)	$(6,858)	$(12,611)

Investor Relations Contact:
Staci Mortenson
ICR
617-587-1102
investor.relations@carbonite.com
Media Contact:
Erin Delaney
Carbonite
617-421-5637
media@carbonite.com